Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES TO HOST A LIVE AUDIO WEBCAST OF ITS ANALYST & INVESTOR DAY

Edgewood, N.Y. (November 21, 2014) - CPI Aerostructures, Inc. ("CPI Aero®") (NYSE MKT:CVU) today announced that it will host a live audio webcast of its Analyst & Investor Day, on Monday, November 24, 2014, beginning with presentations by the company’s management at approximately 10:45 am ET and concluding at approximately 2:00 pm ET.

The event will feature a series of presentations from CPI Aero’s senior management team providing strategic overview, manufacturing technology roadmap, program updates, new business opportunities, backlog and financial highlights.

Please visit CPI Aero’s website www.cpiaero.com (Investor Relations section / Event Calendar page) to download the agenda of the day, access the live audio webcast as well as download presentation slides, which will be made available prior to the event. The archived version of the audio webcast can be accessed for approximately one year.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact
Vincent Palazzolo	Investor Relations Counsel
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
631/586-5200	212/836-9611
www.cpiaero.com	www.theequitygroup.com

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